Exhibit (a)(15)
ECTRIMS Investor Presentation October 14, 2010

Forward-Looking Statements Disclaimer This presentation contains forward-looking statements including, without limitation, Genzyme's: expectation that the Phase 3 data for alemtuzumab-MS will be available in mid-011; conclusion that alemtuzumab-MS offers a potentially transformative approach to MS treatment with unprecedented efficacy; and conclusion that alemtuzumab-MS has a manageable safety profile. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecasted. These risks and uncertainties include, among others: that Genzyme is not able to successfully complete clinical development and obtain regulatory approvals of alemtuzumab-MS within expected timeframes or at all; that ITP, thyroid disease, Goodpasture's disease, any other antibody-mediated autoimmunity issues, or any other safety issues, increase in frequency or severity in the treated population; that Genzyme is unable to effective compete against current or development-stage MS products due to price, safety profile, or any other reason; that Genzyme has not accurately estimated the size and characteristics of the market to be addressed by alemtuzumab-MS; that Genzyme is unable to secure the amount of reimbursement coverage from third-party payors that it expects; that physicians do not adopt alemtuzumab-MS as a treatment option at the rates that Genzyme estimates; and the risks and uncertainties described in Genzyme's SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption "Risk Factors" in Genzyme's Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this presentation. These statements speak only as of today's date and Genzyme undertakes no obligation to update or revise them.

Agenda Introduction: Mark Enyedy, President Transplant, Oncology and Multiple Sclerosis Phase 2 data review: Michael Panzara, VP MS & Immune Diseases Patient perspective: Alastair Compston, Professor of Neurology and the head of the Department of Clinical Neurosciences, University of Cambridge, United Kingdom Alasdair Coles, MD, Senior Lecturer, Department of Clinical Neurosciences, University of Cambridge Q&A moderator: Mark Enyedy

A Promising New Standard of Care for MS Efficacy Superior to Rebif in Phase 2 study Improvement in disability Durability >70% of patients free from clinically active disease at 5 years Convenience Annual dosing Safety and Tolerability Manageable profile Potential new standard of care for an estimated $14B market in 2012* *Cowen Report, March 2010

Alemtuzumab Overview Humanized monoclonal antibody Targets CD52 reducing circulating B and T lymphocytes 10 poster presentations at ECTRIMS 2010 Large active comparator phase 2 complete follow-up: 5 year efficacy, up to 7.5 years safety Human IgG1 Rat CDRs

6 Phase 3 Data Expected Beginning in Mid-11 Comparison of Alemtuzumab and Rebif Efficacy in Multiple Sclerosis CARE-MS I CARE-MS II Patients 581 840 Study Duration 2 years 2 years Patient Population Treatment-naive RRMS Onset within 5 yrs EDSS ^ 3.0 Treatment-experienced RRMS Onset within 10 yrs EDSS ^ 5.0 Treatment Arms Alemtuzumab 12 mg IFNB -1a 44 mcg 3x/week Alemtuzumab 12 mg Alemtuzumab 24 mg IFNB -1a 44 mcg 3x/week Randomization 2 : 1 2 : 2 : 1 Co-primary Outcomes Relapse Rate Disability Progression Relapse Rate Disability Progression Blinding Rater-blinded Rater-blinded

October 14, 2010 Phase 2 Data Review Michael Panzara

Emerging Profile Shows Unprecedented Efficacy Alemtuzumab vs. Interferon Beta-1a in Early Multiple Sclerosis N Engl J Med 359:1786, October 23, 2008 Original Article

Phase 2, randomized, open label, comparator-controlled, rater-blinded trial 334 treatment-naive patients with early, active relapsing-remitting MS (RRMS) Baseline Early Active MS: EDSS ^3, disease duration ^3 years Primary endpoints: Relapse rate and time to sustained accumulation of disability (SAD) by EDSS Note: All treatment arms received 1g methylprednisolone QDx3 at months 0, 12, and 24. Phase 2 Study Design IFN^-1a 44 µg 3x/wk SC Alemtuzumab 12 mg daily IV Alemtuzumab 24 mg daily IV 107 102 101 108 105 104 108 QDx3 QDx5 QDx3 QDx5 95 80 0 12 24 36 Extension phase Study duration (months) 24 77 22 82 66 92 92 2002 2010

Baseline Characteristics: Early, Active RRMS 1. Coles et al. N Engl J Med. 2008. 2. Coles et al. AAN. 2008. IFN^-1a N=111 Alemtuzumab 12 mg/day N=112 Alemtuzumab 24 mg/day N=110 Years of Age mean +- SD 32.8 +- 8.8 31.9 +- 8.0 32.2 +- 8.8 Gender % Female 64.0 64.3 64.5 EDSS Score mean +- SD 1.9 +- 0.8 1.9 +- 0.7 2.0 +- 0.7 Time Since First Relapse median (range) 1.4 (0.2, 6.3) 1.3 (0.1, 3.5) 1.2 (0.3, 3.2) Number Relapses in Past 2 Years mean (range)1 2.3 (1, 6) 2.4 (0, 6) 2.3 (0, 7) Baseline Characteristics Were Balanced Across Treatment Groups

Effects on Relapse Rate Sustained Over 5 Years P<0.0001 P<0.001 1. CAMMS223 Trial Investigators. N Engl J Med. 2008. 2. Coles et al. ECTRIMS 2009. 3. Coles et al. ECTRIMS 2010. SC IFN^-1a Alemtuzumab Pooled Effects on Relapse Rate Sustained Over 5 Years 0.36 0.34 0.35 0.10 0.10 0.11 0.0 0.1 0.2 0.3 0.4 0.5 Months 0-361 Months 0-482 Months 0-603 Annualized Relapse Rate P<0.0001

Reduction in Disability Progression Sustained Over 5 Years 26 32 38 9 9 13 0 5 10 15 20 25 30 35 40 45 50 55 Months 0-361 Months 0-482 Months 0-603 Percent of Patients With SAD (6-mo. Criteria) P<0.001 P<0.0001 SC IFN^-1a Alemtuzumab Pooled 1. CAMMS223 Trial Investigators. N Engl J Med. 2008. 2. Coles et al. ECTRIMS 2009. 3. Coles et al. ECTRIMS 2010. P<0.0001

P<0.0001 SC IFN^-1a Alemtuzumab Pooled Improved Disability Scores Sustained Over 5 Years 1. CAMMS223 Trial Investigators. N Engl J Med. 2008. 2. Coles et al. ECTRIMS 2009. 3. Coles et al. ECTRIMS 2010. Month 361 Month 482 Month 603 Worsened Improved P=0.0002 P<0.001

Safety Profile: Detectable, Manageable, Treatable Mild to moderate infusion reactions Pretreatment at time of infusion annually can effectively prevent/ameliorate symptoms Infections predominantly mild to moderate in severity No life-threatening or fatal infections Responded appropriately to conventional treatment No increased risk with repeated cycles Antibody-mediated autoimmunity ITP, thyroid disorders, Goodpasture's disease Methods to monitor and detect readily available Effectively managed when detected early Risk minimization program to maximize patient outcomes in place Patient and physician education, questionnaires Routine blood and urine testing As of September, Safety Monitoring Committee for Phase 3 have highlighted no new signals Coles, et al., J Neurol 2006; Coles, et al., NEJM 2008; Clatworthy, et al., NEJM 2008; Kahn et al., AAN 2010

Autoimmune-related Thyroid Disease Seen in approximately 30% of alemtuzumab treated patients No patient with a thyroid event discontinued alemtuzumab treatment in phase 2 Detected through periodic testing, signs and symptoms Most events managed by conventional oral medications E.g., levothyroxine (hypothyroidism), methimazole (hyperthyroidism)

Immune Thrombocytopenic Purpura (ITP) < 3% alemtuzumab-treated patients in phase 2 Index case in 2005 went unrecognized leading to intracerebral hemorrhage Remaining cases: Identified through routine monitoring and managed with medical treatment or close observation Achieved durable remission with normal platelet counts and no sequelae Patient and physician education, monthly questionnaires and monthly CBC in place to allow early detection and intervention

Anti-GBM Disease (Goodpasture's) Rare event in alemtuzumab treated patients 1 event observed in phase 2 study, two reported outside of sponsored studies Early detection led to early intervention and recovery Patient in trial identified early, treated, recovered with near-normal renal function Alemtuzumab experience consistent with literature indicating early detection and treatment improves survival, prevents renal failure Levy et al., 2001 100% survival, 95% preserved renal function at 1 year when detected and treated when serum creatinine < 500 mmol/L (5.7 mg/dL) Treatment = short term plasma exchange, cyclophosphamide, methyprednisolone Education and surveillance in Genzyme-sponsored trials focuses on education, early detection to improve outcome Monthly serum creatinine testing, urinalysis Levy et al., Ann Intern Med 200111

Patients With Secondary Autoimmune Disorders Experienced Efficacy Similar to Overall Cohort



Kaplan-Meier Analysis Time Disability Accumulation
SC IFNβ-1a
Alemtuzumab Pooled
66%
P=0.031
Percent of Patients With Sustained Accumulation of Disability
30
25
20
15
10
5
0
0
6
12
18
24
30
36
Months

No. at Risk

	0	6	12	18	24	30	36
SC IFNβ-1a	111	91	83	76	68	65	56
Alemtuzumab	47	47	46	45	44	44	42

- Secondary autoimmune events through 36 months: 47 patients (43 thyroid, 4 ITP)
- 78% reduced rate of relapse vs IFNβ-1a (P<0.0001)

genzyme

Brinar et al. AAN. 2010.

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October 14, 2010 Patient Perspective Alasdair Coles, MD

Freedom From: Patients Emphasize Freedom from Disease Burden "Three years after I received my first series of doses, I woke up one morning and I almost, for a short period of time, forgot that I had MS." D.G., US Phase 2 Trial Patient Relapse Disease progression Frequent injections "I don't feel like an MS patient, because sometimes I even forget like I have MS. This is what the drug has done for me." P.R., UK Phase 2 Trial Patient Patient Comments

Conclusions Alemtuzumab potentially offers a transformative approach to MS treatment Evolving and unique mechanism Potential for unprecedented efficacy Convenient dosing with possibility for patients to "forget" about their disease Manageable safety profile Monitorable adverse events Early detection allows intervention and recovery Benefit/risk favorable, especially in context of existing treatments Potential to ask core questions in MS treatment for the first time: Can we change the course of the disease in those naive to treatment? Can we prevent or reverse existing disability in those failing existing treatment? Can we induce a durable remission? Can we offer true freedom from clinically active disease and chronic treatment?

Q&A Moderated: Mark Enyedy, President, Transplant, Oncology and Multiple Sclerosis Panel: Michael Panzara, VP MS & Immune Diseases Professor Alastair Compston Dr. Alasdair Coles

October 2010 ECTRIMS Investor Presentation